Exhibit 3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

GREAT LAKES BANCORP, INC.

_______________________________

Under Section 242 of the General
Corporation Law of the State of Delaware

GREAT LAKES BANCORP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

1.	That the name of the Corporation is Great Lakes Bancorp, Inc.

2.	That paragraph (a) of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

"FOURTH: (a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 18,000,000; consisting of 16,000,000 shares of common stock having a par value of $.001 per share common stock and 2,000,000 shares of preferred stock having a par value of $.001 per share."

3.	This amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	This amendment shall be effective on the date this Certificate of Amendment is filed and accepted by the Secretary of the State of Delaware.

IN WITNESS WHEREOF, The Corporation has caused this Certificate of Amendment to be signed by Andrew W. Dorn, Jr., its President and Chief Executive Officer this 17th day of June, 2004.

GREAT LAKES BANCORP, INC.

By:	/s/ Andrew W. Dorn, Jr.
Andrew W. Dorn, Jr.,
President and Chief Executive Officer